Exhibit 99.1

Endurance International Group Provides Second Quarter 2020 Preliminary Results Update and Reintroduces Full Year 2020 Guidance

BURLINGTON, Mass., July 14, 2020 — Endurance International Group Holdings, Inc. (Nasdaq:EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, is providing preliminary results for its 2020 second quarter and re-introducing guidance for its 2020 fiscal year.

“As we entered the second quarter, the healthcare and economic uncertainties brought on by COVID-19 were impacting global businesses, including the millions of small businesses we serve. Despite these challenges, we remain focused on delivering value to our customers as they navigate this complex environment,” said Jeffrey H. Fox, president and chief executive officer of Endurance International Group.

“I am very pleased with our second quarter performance. We added approximately 97,000 net subscribers in the quarter, which compares favorably to our net loss of 13,000 subscribers in the second quarter of 2019. Additionally, we had year over year and sequential revenue growth on both a cash and a GAAP basis, adjusted for the sale of SinglePlatform. We experienced strong demand for our products and services and are very pleased to deliver growth in each of our four strategic brands. We believe that we are seeing the benefit from our investment in solutions that deliver value to customers as they enhance their online presence and digital marketing capability. As a result of our year to date progress, we are re-introducing guidance for the full year.”

Second Quarter 2020 Preliminary Results

Following are the financial and operational results for the second quarter of 2020. All results are preliminary, with full results to be reported on Thursday, July 30, 2020.

	Q2 2019 Actual As Reported	Q2 2019 Adjusted for SinglePlatform Sale*	Q2 2020 Preliminary
GAAP Revenue	$278.2 million	$271.4 million	$274.0 million
Ending Total Subscribers	4.769 million	4.746 million	4.877 million
Net Subscriber Additions	(13.3) thousand	(12.7) thousand	97.3 thousand

Preliminary cash bookings for the second quarter were $281.6 million, an increase from $267.7 million, in the same period a year ago as adjusted for the sale of SinglePlatform, reflecting year over year growth of approximately 5 percent.

Preliminary revenue and total subscribers by segment for the second quarter of 2020 were:

	Q2 2019 Actual As Reported	Q2 2019 Adjusted for SinglePlatform Sale*	Q2 2020 Preliminary
Total GAAP Revenue	$278.2 million	$271.4 million	$274.0 million
Digital Marketing	$102.5 million	$95.7 million	$97.6 million
Web Presence	$175.7 million	$175.7 million	$176.4 million

Ending Total Subscribers	4.769 million	4.746 million	4.877 million
Digital Marketing	0.492 million	0.469 million	0.472 million
Web Presence	4.277 million	4.277 million	4.405 million

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2020 was $84.0 million, compared to $76.3 million in the same period a year ago, and compared to $75.3 million in the same period a year ago, adjusting for the sale of SinglePlatform. Adjusted EBITDA for the second quarter of 2020 reflects year over year benefit from reduced travel, employee healthcare costs, and facilities-related expense attributable to COVID-19, as well as growth in the demand for products and services. Adjusted EBITDA is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” below for further information.

Cash Flows and Balance Sheet as of June 30, 2020:

•	Net debt was $1.550 billion.

•	Cash on the balance sheet was $150.8 million.

•	In addition, during the second quarter, the Company paid down $7.9 million of its term loan debt through its scheduled amortization payment.

•	The Company also repurchased $9.3 million of its high yield notes during the quarter.

Fiscal 2020 Guidance

The Company is providing the following guidance as of the date of this release, July 14, 2020. For the full year ending December 31, 2020, the Company expects:

	2019 Actual As Reported	2019 Adjusted for SinglePlatform Sale*	2020 Guidance (as of July 14, 2020)
GAAP Revenue	$1.113 billion	$1.088 billion	~$	1.100 billion
Adjusted EBITDA	$314 million	$310 million	~$	300 million

In addition, for 2020 the Company expects cash flow from operations of $175 million and free cash flow of at least $125 million.

Please note that the Company is unable to reconcile expected adjusted EBITDA for the second quarter of 2020 and adjusted EBITDA guidance for the full year 2020 to net (loss) income without unreasonable efforts. Please see “Non-GAAP Financial Measures” below for further information.

*

As previously disclosed, the Company sold its SinglePlatform business on December 5, 2019. These figures represent revenue and adjusted EBITDA for the periods shown as if the Company had sold this business prior to January 1, 2019. From January 1, 2019 until the sale date, the SinglePlatform business contributed approximately $25.4 million in GAAP revenue and $4.0 million in adjusted EBITDA (excluding the impact of corporate cost allocations). For the second quarter of 2019, the SinglePlatform business contributed approximately $6.8 million in GAAP revenue, $6.7 million in cash bookings, and $1.1 million in adjusted EBITDA (excluding the impact of corporate cost allocations).

2020 Second Quarter Financial Results Call on July 30, 2020

The Company will release its 2020 second quarter financial results on Thursday, July 30 at 7:00 a.m. EDT. Management will hold a conference call and webcast on that day at 8:00 a.m. EDT to discuss the Company’s financial results. A prepared presentation to accompany the conference call will be posted on the investor relations web site prior to the call.

What:	Endurance International Group 2020 Second Quarter Financial Results Conference Call

When:	Thursday, July 30, 2020

Time:	8:00 a.m. EDT

Live Call:	The call can be accessed ten minutes prior to the start of the call by using the following telephone numbers:
US/Canada: (888) 734-0328
International: (678) 894-3054

Replay:	US/Canada: (855) 859-2056
International: (404) 537-3406
(Available approximately two hours after the completion of the live call until 10:00 a.m. EDT on August 6, 2020)
Conference ID: 9198976

Webcast:	http://ir.endurance.com/

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ:EIGI) helps millions of small businesses worldwide with products and technology to enhance their online web presence, email marketing, business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, and Domain.com, among others. Headquartered in Burlington, Massachusetts, Endurance employs over 3,600 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Kristen Andrews

Endurance International Group

(781) 418-6716

press@endurance.com

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. In this press release, we are also presenting the following additional non-GAAP financial and operating measures for certain periods: cash bookings, revenue - excluding SinglePlatform, cash bookings – excluding SinglePlatform, adjusted EBITDA - excluding SinglePlatform, and net debt. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that excludes amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP or includes amounts that are excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about non-GAAP financial measures shown below and not to rely on any single financial measure to evaluate our business.

Revenue - excluding SinglePlatform is a non-GAAP financial measure that we calculate as revenue excluding revenue contributed by our SinglePlatform business, which we sold on December 5, 2019. We believe that this measure helps investors evaluate and compare our past performance excluding the impact of a non-core business that we have sold.

Cash Bookings is an operating measure that represents cash receipts from the sale of products to customers in a given period as adjusted for certain items, primarily refunds, chargebacks and other third party costs. We believe that cash bookings provides meaningful insight into the sales of our products and the performance of our business as we typically collect payment at the time of sale and recognize revenue ratably over the term of our customer contracts.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, gain on sale of business, (gain) loss of unconsolidated entities, impairment of goodwill and other long-lived assets, and shareholder litigation reserve. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Adjusted EBITDA - excluding SinglePlatform is a non-GAAP financial measure that we calculate as adjusted EBITDA less adjusted EBITDA contributed by our SinglePlatform business, which we sold on December 5, 2019. Adjusted EBITDA contributed by our SinglePlatform business excludes the impact of corporate costs that we had allocated to SinglePlatform. We believe that this measure helps investors evaluate and compare our past performance excluding the impact of a non-core business that we have sold.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and financed equipment. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including financed equipment).

Net Debt is a non-GAAP financial measure that we calculate as total debt (which is the sum of short and long term notes payable, deferred consideration and capital lease obligations) less cash, cash equivalents, and restricted cash. We use net debt to evaluate our capital structure. Preliminary total debt as of June 30, 2020 was $1.7 billion, the sum of preliminary cash, cash equivalents, and restricted cash was $150.8 million, and preliminary net debt was $1.550 billion.

We are unable to reconcile our forward-looking estimate of second quarter 2020 adjusted EBITDA to net (loss) income (its most comparable measure calculated in accordance with GAAP) without unreasonable efforts because a reasonable estimate of income tax (expense) benefit, which is one of the necessary reconciling items for a reconciliation of adjusted EBITDA to net (loss) income, is not yet available at this stage of the quarterly financial results preparation process. With respect to the other items that would be included in the reconciliation of our estimate of adjusted EBITDA to preliminary net (loss) income, as of the date of this press release, we expect the following for the quarter ended June 30, 2020 (all amounts are estimated, approximate and subject to change): interest expense (net) of $31 million, depreciation expense of $13 million, amortization of other intangible assets expense of $17 million, stock-based compensation expense of $10 million, and gain on sale of assets of $(2) million.

Fiscal 2020 guidance included in this press release includes forward-looking guidance for adjusted EBITDA and FCF. A reconciliation of FCF guidance to cash flow from operations is included below. We are unable to reconcile our adjusted EBITDA guidance to net (loss) income because certain information necessary for this reconciliation is not available without unreasonable efforts since it is difficult to predict and/or dependent on future events that are outside of our control. In particular, we are unable to provide reasonable predictions of the following reconciling items: income tax expense (benefit), transaction expenses and charges, and impairment of goodwill and other long-lived assets. These items are difficult to predict with a reasonable degree of accuracy because of unanticipated changes in our GAAP effective income tax rate, a primary contributor to net (loss) income; uncertain or unanticipated acquisition costs; and unanticipated charges related to asset impairments. The impact of these items, in the aggregate, could be significant. With respect to the other reconciling items, as of the date of this press release, we expect the following for 2020 (all amounts are estimated, approximate, and subject to change): interest expense (net) of $123 million, depreciation expense of $50 million, amortization expense for other intangible assets of $70 million, and stock-based compensation expense of $38 million, restructuring expense of $2 million and gain on sale of assets of $(2) million. At this time, we do not expect expenses in 2020 for the remaining reconciling items. These forward-looking estimates of reconciling items may differ materially from our actual results and should not be relied upon as statements of fact.

Key Operating Metrics

Total Subscribers - We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers.

Cautionary Note Regarding Preliminary Results

The Company’s preliminary financial results described above are subject to completion of the Company’s quarterly financial statement closing and review procedures. Accordingly, these preliminary results may differ from the Company’s final financial results for the three months ended June 30, 2020.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about our preliminary second quarter 2020 results and our guidance for fiscal year 2020. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “may,” “continue,” “positions,” “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: the possibility that the impact of the COVID-19 pandemic on the economy and our business will be different from or more extensive than we expect; the possibility that our planned investment initiatives will not result in the anticipated benefits to our business; the possibility that we will be unable to maintain subscriber growth; an adverse impact on our business from litigation or regulatory proceedings or commercial disputes; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions or the impact of COVID-19 on that market; our inability to increase sales to our existing subscribers or retain our existing subscribers; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks and uncertainties discussed in our filings with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on February 14, 2020, and in our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 6, 2020, and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Calculation of Cash Bookings

	Three Months Ending June 30, 2019			Three Months Ending June 30, 2020
($ in thousands)	Web Presence	Digital Marketing	Total Revenue	Web Presence	Digital Marketing	Total Revenue
Revenue	$175,725	$102,479	$278,204	$176,360	$97,627	$273,987
Revenue attributable to SinglePlatform	—	(6,831)	(6,831)	—	—	—
Revenue, ex-SinglePlatform	$175,725	$95,648	$271,373	$176,360	$97,627	$273,987

	Three Months Ending June 30,
($ in thousands)	2019	2020
Revenue	$278,204	$273,987
Deferred revenue, net and other	$(3,774)	$7,588

Cash bookings	$274,430	$281,575
Cash bookings attributable to SinglePlatform	(6,749)	—
Cash bookings, ex-SinglePlatform	$267,681	$281,575

GAAP to Non-GAAP Reconciliation - Adjusted EBITDA

The following table presents a reconciliation of net loss calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

Three Months Ending June 30, 2019
Net loss	$(26,228)
Interest expense, net(1)	36,723
Income tax expense	6,160
Depreciation	10,899
Amortization of other intangible assets	21,349
Stock-based compensation	9,354
Restructuring expenses	183
(Gain) loss from unconsolidated entities	—
Impairment of other long-lived assets	17,892
Shareholder litigation reserve	—

Adjusted EBITDA	$76,332
Adjusted EBITDA attributable to SinglePlatform	$(1,058)

Adjusted EBITDA, ex-SinglePlatform	$75,274

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.

GAAP to Non-GAAP Reconciliation of Fiscal Year 2020 Guidance (as of July 14, 2020) - Free Cash Flow

The following table reflects the reconciliation of fiscal year 2020 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2020 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2020
Estimated cash flow from operations	$175
Estimated capital expenditures and financed equipment obligations	(50)

Free cash flow guidance	$125